Exhibit 23(a)


                   ACCOUNTANTS' CONSENT

The Board of Directors
Cerner Corporation:

          We consent to incorporation by reference in this registration statement on Form S-8 of Cerner Corporation of our report dated February 3, 1999, relating to the consolidated balance sheets of Cerner Corporation and subsidiaries as of January 2, 1999 and January 3, 1998 and the related consolidated statements of earnings, changes in equity, and cash flows and the related schedule for each of the years in the three-year period ended January 2, 1999, which report appears in the January 2, 1999 annual report on Form 10-K of Cerner Corporation.


                                        /s/ KPMG LLP
                                        KPMG LLP

Kansas City, Missouri
April 23, 1999